Contract For Sale and Purchase

Burke and Jenkins	Georgia	June 27	2009
COUNTY(S)	**STATE**	**MONTH/DATE**	**YEAR**

Buyer: Natural Dairy, Inc. / Triplecrown Acquisitions Corp.	Seller: Grimsley, LLC
Address: 22 Barnett Shoals Road	Address: 1611 Ranchette Road
City: Watkinsville, GA Zip: 30677	City: Zephyrhills State: Florida Zip: 33543
Phone: (H) (B)	Phone: (H) (B)

Buyer hereby offers to purchase the following described property based upon the following terms:
Auction Parcel(s) # 8 - 28
As depicted by Exhibit "A"

Approximately 3,670 Acres

TOTAL PURCHASE PRICE of said property is Shall be paid as follows, to-wit:	$ 8,662,500.00	Balance payable as follows: (B)
Earnest Money Deposit (10%) Held by: Tucker, Everitt, Long, Brewton & Lanier Trust Account	$ 866,250.00	Remaining balance due in cash at closing.
Balance Due at Closing but subject to proration and adjustments. See Next Column (B)	$ 7,796,250.00	

1) **Title Insurance:** At the closing of this transaction, the Seller shall have issued by Tucker, Everitt, Long, Brewton and Lanier P.A., a commitment for title insurance agreeing to insure title to said property and upon closing, the Buyer shall purchase and have delivered to the Buyer, a title insurance policy on the real property covered hereunder in the amount of the full purchase price, after all necessary instruments are filed of record.

2) **Closing Date:** In the event the title shall be proven to be uninsurable, the Seller shall have a period of ninety (90) days within which to cure defects in title, and this sale shall be closed within ten (10) days after notice of such curing to the Buyer or his attorney. Upon Seller's failure to correct uninsurability within the time limit, the earnest money deposit shall be returned to the Buyer upon demand, and all rights and liabilities arising hereunder shall terminate. Subject to the aforesaid curative period, this sale shall be closed on or before: Tuesday, August 11, 2009. If any necessary closing documentation is not available on the closing date, then Seller may, at his sole option, extend the closing date up to thirty (30) days.

3) **Conveyance:** Seller agrees to convey title to the aforesaid property to the Buyer by Warranty Deed, free and clear of all encumbrances or liens except easements, restrictions, reservations of record and any applicable Governmental Rules, laws or regulations.

4) **Recording Costs:** The required documentary stamps shall be placed on the deed by Seller. The Buyer shall properly execute any required notes and mortgages and place the required stamps thereon and pay intangible tax, recording costs, document preparation and any other costs commonly associated with a mortgage. Unless otherwise specified herein, the form of the mortgage will be in a form typically used by lenders in the area for this type of property.

5) **Acceptance:** This instrument shall become effective as a contract when signed by the Agent, Buyer, and Seller. If not signed by all parties on or before July 1, 2009 any monies deposited shall be refunded and this instrument shall be void. However, this offer shall remain binding upon the Buyer through the date stated in this paragraph 5. A legible facsimile copy or scanned email of this contract and any signatures hereon shall be considered for all purposes as an original.

6) **Binding Contract:** This contract is intended as a legally binding contract and the parties shall be bound by all terms stated herein and on the reverse side hereof and addendum (attached hereto O) (none attached O). If not understood, seek competent advice prior to signing.

7) **Special Agreement(s):** the final purchase price and acreage amount will be determined by a boundary survey, ordered by the seller, the cost of which will be split 50/50 between the Seller and Buyer. Survey to be completed by DuSouth Surveying at $0.32 per linear foot. ***SEE RIDER ATTACHED***

By affixing your signatures below, the parties agree to each of the forgoing provisions and that Marlin Rhodes Realty is acting as agent for the Seller.

8) **Proration; Credits:** Taxes, assessments, rent, interest, insurance and other expenses and revenue of Property shall be prorated through day before closing. Cash at closing shall be increased or decreased as may be required by prorations. Advance rent and security deposits will be credited to Buyer and escrow deposits held by mortgagee will be credited to Seller. Taxes shall be prorated based on the current year's tax with due allowance made for maximum allowable discount, homestead and other exemptions. If closing occurs at a date when the current year's millage is not fixed and current year's assessment is available, taxes will be prorated based upon such assessment and the prior year's millage. If current year's assessment is not available, then taxes will be prorated on the prior year's tax. If there are completed improvements on the Real Property by January 1st of year of closing, which improvements were not in existence on January 1st of the prior year, then taxes shall be prorated based upon the prior year's millage and at an equitable assessment to be agreed upon between the parties, failing which, request will be made to the County Property Appraiser (aka Tax Assessor) for an informal assessment taking into consideration available exemptions. Any tax proration based on an estimate shall, at request of either Buyer or Seller, be subsequently readjusted upon receipt of tax bill on condition that a statement to that effect is in the closing statement.

9) **Full Agreement:** No agreements unless incorporated in this contract shall be binding upon the Agent, Buyer, or Seller.

10) **Inspection:** Upon the signing of this contract, the Buyer states they have personally inspected this property, or it has been inspected by their personal representative with Power of Attorney to act in their behalf. The Buyer specifically warrants that they have performed all necessary due diligence in the inspection of this subject property including, if desired, wood destroying organisms, environmental assessments, governmental regulation inquiry and/or the condition of any improvements as this shall be deemed the sole responsibility of the Buyer. Buyer affirms that they have not relied upon any statement or representation by broker or Seller as any inducement to purchase the subject property.

11) **Assignment:** This contract may be assigned, however, the original contracting party shall remain liable for any and all obligations herein through the closing of this transaction.

12) **Default:** If Buyer fails to perform this Contract within the time specified, including payment of all deposit(s), the deposit(s) paid by Buyer and deposit(s) agreed to be paid, may be retained by or for the account of Seller as agreed upon liquidated damages, consideration for the execution of this Contract and in full settlement of any claims; whereupon, Buyer and Seller shall be relieved of all obligations under this Contract, or Seller, at Seller's option, may proceed in equity to enforce Seller's rights under this Contract. If for any reason other than failure of Seller to make Seller's title marketable after diligent effort, Seller fails, neglects or refuses to perform this Contract, the Buyer may seek specific performance or elect to receive the return of Buyer's deposit(s) without thereby waiving any action for damages resulting from Seller's breach.

13) **Commission:** The Seller agrees to pay said Agent the amounts stated in seller/broker employment agreement at the time of closing this transaction, unless amended herein. If the Buyer fails to perform this contract within the time herein specified, time being of the essence of this agreement, the deposit made by the Buyer shall be forfeited, and the amount of such deposit shall be divided equally between the Agent and the Seller provided, however, that the amount received or retained by the Agent shall not exceed the full amount of said commission, any excess to be paid the Seller. If the transaction shall not be closed because of refusal of the Seller to perform, then the Seller shall pay the commission to the Agent on demand. Failure or refusal of wife or husband of Seller or Buyer to execute deed or mortgage required hereunder shall be deemed default on the part of such Seller or Buyer.

14) **Plain Meaning:** The Words "Agent", "Buyer", and "Seller", herein employed shall include their heirs, administrators, executors and successors, and said words, and any pronouns relative thereto, shall include the masculine, feminine and neuter gender, and the singular and plural number, wherever the context so admits or requires.

15) **Risk of Loss:** If the improvements are damaged by fire or other casualty before the closing hereunder and can be restored to substantially the same condition as now within a period of ninety (90) days thereafter, the Seller shall so restore the improvements and the closing date hereinabove set shall be extended accordingly, but if such restoration cannot be completed within that time, this contract shall be declared canceled.

16) **Litigation:** In any litigation brought to enforce any of the terms of this Agreement, the successful party shall be entitled to recover, in addition to other damages, his attorney's fees and court costs incurred in said litigation.

17) **Auctioneer Remarks:** The parties hereto acknowledge that this purchase is being made at public auction and the parties are thereby bound by all terms and conditions stated in the auctioneer's opening remarks.

18) **Radon Gas:** Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed Federal and State

RIDER ATTACHED TO CONTRACT FOR SALE AND PURCHASE BETWEEN NATURAL DAIRY, INC. AND GRIMSLEY, LLC DATED AS OF JULY 1, 2009

Special Agreements Continued:

Triplecrown Acquisition Corp. has paid the 10% Earnest Deposit ($866,250.00) as of the date hereof. If Triplecrown Acquisition Corp. is unable to complete the purchase by the Closing date, as may be extended by the parties hereto, Natural Dairy, Inc., 22 Barnett Shoals Road, Watkinsville, Georgia 30677, shall have the obligation to pay the Balance Due at Closing ($7,796,250) and Triplecrown Acquisition Corp. shall have no further obligation or liability hereunder whatsoever. Accordingly, in such event, Seller understands that it will have no recourse whatsoever against Triplecrown Acquisition Corp. for any further monies owed hereunder. With a clear understanding that the Earnest Money deposit will be unconditionally released by Triplecrown Acquisition Corp. if this transaction does not close.

Buyer(s)
Natural Dairy, Inc.
By:
As its: Authorized Signatory

Triplecrown Acquisition Corp.
By:
As its:

Higgenbotham Auctioneers International, Ltd., Inc., (Referring Agent)
Marlin Rhodes Realty (Agent for the Seller)
BY:

Seller(s)

Grimsley, LLC
By: Burke County Holdings, LLC
Its Sole Member
By: Ten Thirty One Titleholder, LLC
Its Sole Member
By
David C. Jones, Operating Manager